Exhibit p under Form N-1A
                                     Exhibit  20 under Item 601/ Reg. S-K



                        CODE OF ETHICS FOR ACCESS PERSONS

                            REVISED FEBRUARY 18, 2000

                                TABLE OF CONTENTS

SECTION                                                 PAGE

1.  General Fiduciary Principles                          2

2.  Definitions                                           2

3.  Exempt Transactions                                   4

4.  Prohibited Transactions and Activities                4

5.  Pre-clearance Requirement and Exempted                6
    Transactions

6.  Prohibition on the Receipt of Gifts                   7

7.  REPORTING REQUIREMENTS                                7
    ----------------------

     Initial Reporting Requirements                       7

     Quarterly Reporting Requirements                     8

     Annual Reporting Requirements                        8

8.  Sanctions                                             9

Procedures for Prior Approval of Personal                10
Securities Transactions by Access Persons

Procedures for the Reporting and Review of               15
Personal Transaction Activity

                  SOUTHTRUST BANK, NATIONAL ASSOCIATION

          CODE OF ETHICS REGARDING PERSONAL SECURITIES TRADING

Pursuant to rule 17j-1 under the Investment Company Act of 1940, this Code of Ethics has been adopted on behalf of SouthTrust Bank, N.A., as investment adviser to the SouthTrust Funds.*

1.  GENERAL FIDUCIARY PRINCIPLES

      a)    Each Access Person:

            i) must place the Funds' interests ahead of the Access Person's personal interests;
            ii) must avoid conflicts or apparent conflicts of interest with the Funds; and
            iii) must conduct his or her personal transactions in a manner which neither interferes with Fund portfolio transactions nor otherwise takes unfair or inappropriate advantage of the Access Person's relationship to the Fund.

            The failure to recommend or purchase a Covered Security for the Fund may be considered a violation of this Code.

      b) Every Access Person must adhere to these general fiduciary principles, as well as comply with the specific provisions and Associated Procedures of this Code. TECHNICAL COMPLIANCE WITH THE TERMS OF THIS CODE AND THE ASSOCIATED PROCEDURES MAY NOT BE SUFFICIENT WHERE THE TRANSACTIONS UNDERTAKEN BY AN ACCESS PERSON SHOW A PATTERN OF ABUSE OF THE ACCESS PERSON'S FIDUCIARY DUTY.

2.  DEFINITIONS

      a) The "1940 Act" means the Investment Company Act of 1940, as amended.

      b) "Access Person" means any director, trustee, officer, managing general partner, general partner, or Advisory Person of a Fund or the Adviser and all family members permanently residing in the same household. (If non-family members also reside in the household, the Access Person must either declare that the Access Person has no influence on the investment decisions of the other party or the Access Person must report the party as an Access Person).

      c)    "Adviser" means SouthTrust Bank, N.A.

      d) "Advisory Person" means (i) any employee of the Adviser or of any company in a control relationship to the Adviser, who, in connection with the employee's regular functions or duties, makes, participates in, or obtains information regarding the purchases or sales of a Covered Security by the Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person in a control relationship to the Fund who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of a Covered Security.

      e) "Associated Procedures" means those policies, procedures and/or statements that have been adopted by the Adviser or the Fund, and which are designed to supplement this Code and its provisions.

      f) "Beneficial ownership" will be attributed to an Access Person in all instances where the Access Person (i) possesses the ability to purchase or sell the Covered Securities (or the ability to direct the disposition of the Covered Securities); (ii) possesses voting power (including the power to vote or to direct the voting) over such Covered Securities; or (iii) receives any benefits substantially equivalent to those of ownership. Beneficial ownership shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16a-1(a)(2) of the Securities Exchange Act of 1934, and the rules and regulations thereunder, except that the determination of direct or indirect beneficial ownership shall apply to all Covered Securities which an Access Person has or acquires.

      g) "Control" shall have the same meaning as that set forth in Section 2(a)(9) of the 1940 Act.

      h) Except as provided in this definition, "Covered Security" shall include any Security, including without limitation: equity and debt securities; derivative securities, including options on and warrants to purchase equity or debt securities; shares of closed-end investment companies; investments in unit investment trusts; and Related Securities. "Related Securities" are instruments and securities that are related to, but not the same as, a Covered Security. For example, a Related Security may be convertible into a Covered Security, or give its holder the right to purchase the Covered Security. For purposes of reporting, "Covered Security" shall include futures, swaps and other derivative contracts.

      "Covered Security" shall not include: direct obligations of the Government of the United States (regardless of their maturities); bankers' acceptances; bank certificates of deposit; commercial paper; high quality short-term debt instruments, including repurchase agreements; and shares of registered open-end investment companies.

      i) "Fund" means SouthTrust Funds, an investment company registered under the 1940 Act (and any series or portfolios of such company).

      j) "Initial Public Offering" means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.

      k) "Investment Personnel" include: Access Persons with direct responsibility and authority to make investment decisions affecting the Fund (such as portfolio managers and chief investment officers); Access Persons who provide information and advice to such portfolio managers (such as securities analysts); and Access Persons who assist in executing investment decisions for the Fund (such as traders).

      l) "Private Placement" or "limited offering" means an offering that is exempt from registration under Section 4(2) or Section 4(6) of the Securities Act of 1933 or pursuant to rule 504, rule 505 or rule 506 under the Securities Act of 1933.

      m) "Purchase or sale of a Covered Security" includes, INTER ALIA, the writing of an option, future or other derivative contract to purchase or sell a Covered Security.

      n) "Security" shall have the meaning set forth in Section 2(a)(36) of the 1940 Act.

      o)    "Underwriter" means Federated Securities Corp.

3.  EXEMPT TRANSACTIONS

The prohibitions or requirements of Section 4 and Section 5 of this Code shall not apply to:

      a)    Purchases or sale of the following Securities:
            i)   direct  obligations  of the  Government of the United
                  States (regardless of their maturities). This exemption does not apply to indirect obligations of the U.S. Government, including FNMAs, GNMAs or FHLMCs.

            ii)  bankers' acceptances;
            iii) bank certificates of deposit;
            iv)  commercial paper;
            v)   high quality  short-term debt instruments,  including
                  repurchase agreements; and
            vi)  shares of registered open-end investment companies.

      b) Purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control.

4.  PROHIBITED TRANSACTIONS AND ACTIVITIES

      a) Every Access Person is prohibited from acquiring any Security distributed in an initial public offering from a brokerage firm providing brokerage, trade execution, or other services to the Adviser, or from a broker that is under the consideration to receive business from the Adviser;

      b) Every Access Person is prohibited from acquiring any Security in a private placement or other limited offering, without the express prior approval of the appropriate Trader or the Chief Investment Officer. In instances where an Investment Personnel, after receiving prior approval, acquires a Security in a private placement, the Investment Personnel has an affirmative obligation to disclose this investment to the appropriate Trader or Chief Investment Officer if the
            Investment Personnel participates in any subsequent consideration of any potential investment by the Fund in the issuer of that Security. Following a purchase by an Investment Personnel in an approved personal transaction, any purchase by the Fund of Securities issued by the same company (other than secondary market purchases of publicly traded Securities) will be subject to an independent review by the Director of Compliance or the Chief Investment Officer.

      c) Every Access Person is prohibited from executing a personal transaction in any Covered Security on a day during which the Fund has a pending "buy" or "sell" order for that Covered Security, until the Fund's orders are either executed or withdrawn.

      All Investment Personnel are prohibited from knowingly purchasing or selling any Covered Security within seven
            (7)  calendar  days AFTER the Fund  purchases or sells the
                                -----
            same Covered Security. Members of an Investment Personnel group, as defined by the Associated
            Procedures, are prohibited from purchasing or selling any Covered Security within seven (7) days BEFORE any
                                                            ------
            Fund advised by that group purchases or sells the same Covered Security.


      Knowledge may be inferred from the totality of the circumstances, including the duties and responsibilities of the Access Person. Transactions undertaken in violation of this prohibition may be required to be unwound, or any profits realized by an Access Person on any personal transactions in Securities within the prescribed periods (either undertaken while the Investment company has an open order, or within the 7-day blackout period) will be required to be disgorged (to an entity designated by the President of the Advisor), and the Access Person will be subject to disciplinary action, as determined by the Director of Compliance and/or the Investment Company's Board of Directors.

      An Access Person may, without prior approval, purchase and sell securities deemed by the Chief Investment Officer to be so widely traded that they are only remotely potentially harmful to the Fund and transactions in them are unlikely to affect a highly institutional market. Any purchases or sales by Access Persons undertaken in reliance on this provision remain subject to the prohibitions enumerated in Section 4(d) of this Code, except in the situation where the Access Person has received proper pre-clearance and their anticipated trade is determined to create no conflict at the time of pre-clearance. This recognizes that the market can be quite volatile and the Advisor as a market-driven investment manager may change its planned course of action at any time.

      d) All Investment Personnel are prohibited from serving on the boards of directors of any issuer of a Covered Security, absent express prior authorization from the Director of Compliance or the Chief Investment Officer. Authorization to serve on the board of such a company may be granted in instances where the Director of Compliance or the Chief Investment Officer determines that such board service would be consistent with the interests of the Fund and its shareholders. If prior approval to serve as a director of a company is granted, Investment Personnel have an affirmative duty to recuse themselves from participating in any deliberations by the Fund regarding possible investments in the securities issued by the company on whose board the Investment Personnel sit.

      e) Every Access Person is prohibited from purchasing or selling, directly or indirectly, any Covered Security in which he or she has, or by reason of such transaction acquires, a direct or indirect beneficial ownership interest and which he or she knows, or should have known, at the time of such purchase or sale:

            i)  is being considered for purchase or sale by the Fund;
                  or

            ii)   is being purchased or sold by the Fund.

      f) Every Access Person is prohibited, in connection with the purchase or sale, directly or indirectly, by the Access Person of a Security Held or to be Acquired by the Fund:

            i)  from employing any device, scheme or artifice to
                  defraud the Fund;

            ii) from making any untrue statement of a material fact to the Fund or omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;

            iii) from engaging in any act, practice or course of business that operates or would operate as a fraud or deceit on the Fund; or

            iv) from engaging in any manipulative practice with
                  respect to the Fund.

      Examples of this would include causing the Fund to purchase a Covered
            Security owned by the Access Person for the purpose of supporting or driving up the price of the Covered Security, and causing the Fund to refrain from selling a Covered Security in an attempt to protect the value of the Access Person's investment, such as an outstanding option. One test which will be applied in determining whether this prohibition has been violated will be to review the Covered Securities transactions of Access Persons for patterns. However, it is important to note that a violation could result from a single transaction if the circumstances warranted a finding that the provisions of Section 1 of this Code have been violated.

5. PRE-CLEARANCE REQUIREMENT AND EXEMPTED TRANSACTIONS

      a) Every Access Person is prohibited from executing a personal transaction in any Covered Security (including transactions in pension or profit-sharing plans in which the Access Person has a beneficial interest), without express prior approval of the appropriate Trader or the Chief Investment Officer, in accordance with the Associated Procedures governing pre-clearance. A purchase or sale of Covered Securities not otherwise approved pursuant to the Associated Procedures may, upon request made prior to the personal transaction, nevertheless receive the approval of appropriate Trader or the Chief Investment Officer if such purchase or sale would be: only remotely potentially harmful to the Fund; very unlikely to affect a highly institutional market; or clearly not related economically to the securities to be purchased, sold or held by the Fund. Notwithstanding the receipt of express prior approval, any purchases or sales by any Access Person undertaken in reliance on this provision remain subject to the prohibitions enumerated in Section 4 of this Code.

      b) The pre-clearance requirement in Section 5(a) SHALL NOT apply to:

            i) Purchases or sales which are non-volitional on the part of either the Access Person or the Fund, subject to the provisions of Section 4 (g) of this Code.

            ii) Purchases which are either made solely with the dividend proceeds or voluntary contributions as part of a dividend reinvestment/direct purchase plan; or part of an automatic payroll deduction plan, whereby an employee purchases securities issued by an employer.

            iii) Purchases effected upon the exercise of rights issued by an issuer PRO RATA to all holders of a class of its Covered Securities, to the extent such rights were acquired from such issuer, and any sales of such rights so acquired.

            iv) Purchases and sales of a Security that represents an interest in certain indices as determined by appropriate Trader or the Chief Investment Officer.

            v) Transactions in a Covered Security which involve the giving of gifts or charitable donations.

            vi) Purchases and sales of Covered Securities executed by a person deemed to be an Access Person SOLELY by reason of his position as an Officer and/or Director or Trustee of the Fund. This exemption does not apply to those persons who are Officers and/or Directors of an Underwriter or Adviser.

6. PROHIBITION ON THE RECEIPT OF GIFTS

Every Access Person is prohibited from receiving any gift, favor, preferential treatment, valuable consideration, or other thing of more than a DE MINIMIS value in any year from any person or entity from, to or through whom the Fund purchases or sells Securities, or an issuer of Securities. For purposes of this Code, "DE MINIMIS value" is equal to $100 or less. This prohibition shall not apply to:

            i) salaries, wages, fees or other compensation paid, or expenses paid or reimbursed, in the usual scope of an Access Person's employment responsibilities for the Access Person's employer;

            ii) the acceptance of meals, refreshments or entertainment of reasonable value in the course of a meeting or other occasion, the purpose of which is to hold bona fide business discussions;

            iii) the acceptance of advertising or promotional material of nominal value, such as pens, pencils, note pads, key chains, calendars and similar items;

            iv) the acceptance of gifts, meals, refreshments, or entertainment of reasonable value that are related to commonly recognized events or occasions, such as a promotion, new job, Christmas, or other recognized holiday; or

            v)  the  acceptance  of  awards,  from an  employer  to an
                  employee,    for    recognition   of   service   and
                  accomplishment.

7. REPORTING

Every Access Person is required to submit reports of transactions in Covered
      Securities to the Director of Compliance as indicated below. Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect beneficial ownership in the Covered Security to which the report relates.

INITIAL REPORTING REQUIREMENTS

      a) Within 10 calendar days of commencement of employment as an Access Person, the Access Person will provide a list including:

            i) the title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person;

            ii) the name of any broker, dealer or bank maintaining an account in which any Security was held for the direct or indirect benefit of the Access Person as of the date of employment as an Access Person; and

            iii) the date the report is submitted to the Director of Compliance.

      b) Every Access Person is required to direct his broker to forward to the Director of Compliance, on a timely basis, duplicate copies of both confirmations of all personal transactions in Covered Securities effected for any account in which such Access Person has any direct or indirect beneficial ownership interest and periodic statements relating to any such account.

QUARTERLY REPORTING REQUIREMENTS

      c)    Every Access Person shall report the information described in
            Section 7(d) of this Code with respect to transactions in any Covered Security (other than those personal transactions in Securities exempted under Section 3 of this Code) in which such Access Person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership.

      d) Every report shall be made not later than 10 calendar days after the end of the calendar quarter in which the transaction to which the report relates was effected, shall be dated and signed by the Access Person submitting the report, and shall contain the following information:

            i) the date of the transaction, the title and the number of shares, the principal amount, the interest rate and maturity date, if applicable of each Covered Security involved;

            ii) the nature of the transaction  (i.e.,  purchase,  sale or any other type of acquisition or disposition);

            iii)  the price at which the transaction was effected;

            iv) the name of the broker,  dealer or bank  through  whom the transaction was effected; and

            v) if there were no personal transactions in any Covered Security during the period, either a statement to that effect or the word "None" (or some similar designation).

      e) Every Access Person shall report any new account established with a broker, dealer or bank in which any Security was transacted or held for the direct or indirect benefit of the Access Person during the quarter. The report shall include the name of the entity with whom the account was established and the date on which it was established.

ANNUAL REPORTING REQUIREMENTS

      f) Every Access Person, on an annual basis or upon request of the Director of Compliance, will be required to furnish a list including the following information (which information must be current as of a date no more than 30 days before the report is submitted) within 10 calendar days of the request:

            i) the title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership;

            ii) the name of any broker, dealer or bank maintaining an account in which any Covered Security was held for the direct or indirect benefit of the Access Person; and

            iii) the date the report is submitted to the Director of Compliance.

      g)    In  addition,  every  Access  Person  is  required,  on an annual basis, to certify that they have received, read, and understand the provisions of this Code and its Associated Procedures, and that they recognize that they are subject to its provisions. Such certification shall also include a statement that the Access Person has complied with the requirements of this Code and its Associated Procedures and that the Access Person has disclosed or reported all personal transactions in Securities that are required to be disclosed or reported pursuant to the requirements of this Code.

8.  SANCTIONS

      a) Upon discovering a violation of this Code or its Associated Procedures, the Director of Compliance or the Chief Investment Officer may take such actions or impose such sanctions, if any, as it deems appropriate, including, but not limited to:, i) a letter of censure; ii) suspension; iii) a fine; iv) the unwinding of trades;
            v) the disgorging of profits; or vi) the termination of the employment of the violator.

      b) The filing of any false, incomplete or untimely reports, as required by Section 7 of this Code, may be considered a violation of this Code.

      c) All material violations of this Code and any sanctions imposed with respect thereto shall be reported to the Board of Directors of the Fund at least annually.

               PROCEDURES FOR PRIOR APPROVAL OF PERSONAL
                SECURITIES TRANSACTIONS BY ACCESS PERSONS

PROCESS

PRECLEARANCE APPROVAL

      a) An Access Person (defined to include all members of the Access Person's household) who wishes to effect a personal securities transaction, whether a purchase, sale, or other disposition, must preclear the Covered Security prior to engaging in the transaction.

      b) As indicated in section 4(c) of the Code, certain Access Persons, defined below, are prohibited from knowingly purchasing or selling any Covered Security within seven (7) days BEFORE and AFTER any Fund advised by that group purchases or sells the same Covered Security. These Access Persons are:

            i)    Chief Investment Officer;
            ii)   Senior Portfolio Manager;
            iii)  Research staff

            All other Access Persons are prohibited from knowingly purchasing or selling any Covered Security within seven (7) days AFTER the Fund purchases or sells the same Covered Security.

      c) When trading options, the Access Person must preclear the underlying security before entering into the option contract.

      d) Based on established criteria, the appropriate Trader or Chief Investment Officer determines whether the contemplated transaction should be permitted. The primary criteria applied are whether the Covered Security is on the list of open orders, or whether the Covered Security was traded by any of the Adviser advised funds (fund trade information is updated nightly).

      e)    Approval is either granted or denied immediately.

      f) If approval is denied, the Access Person is given a specific reason for the denial. The contemplated personal transaction in that Covered Security is prohibited until prior approval is subsequently granted upon request made to the appropriate Trader or the Chief Investment Officer.

      g) If approval is granted, the Access Person is free to effect the personal transaction in that Covered Security DURING THAT TRADING DAY ONLY. In this regard, open orders for more than one trading day (good till cancel) must be approved daily to comply with the Code. If approval is granted, the appropriate Trader or Chief Investment Officer must record the reasons supporting the approval on the following Personal Transaction Notification form so that appropriate Trader or Chief Investment Officer can maintain a record of all approved preclearance requests.

      h) All trade requests and their dispositions are maintained and reviewed by the Director of Compliance in conjunction with other information provided by Access Persons in accordance with the Code.

      i) The Director of Compliance reviews all exceptions generated due to a fund trade occurring after preclearance approval has been granted. The Director of Compliance determines the appropriate action to be taken to resolve each exception.

If extraordinary circumstances exist, an appeal may be directed to the Director of Compliance or the Chief Investment Officer. Appeals are solely within the discretion of the Director of Compliance and the Chief Investment Officer.

TRANSACTIONS COVERED AND EXEMPTIONS

These procedures apply to Access Persons' personal transactions in "Covered
      Security" as defined in Section 2 of the Code. A Covered Security includes: equity and debt securities; options and warrants to purchase equity or debt securities; shares of closed-end investment companies; and investments in unit investment trusts.

These procedures do NOT apply to contemplated transactions in the following instruments:

      a) direct obligations of the Government of the United States (regardless of their maturities). This exemption does not apply to indirect obligations of the U.S. Government, including FNMAs, GNMAs or FHLMCs.);

      b)    bankers' acceptances;
      c)    bank certificates of deposit;
      d)    commercial paper;
      e) high quality short-term debt instruments, including repurchase agreements; and
      f)    shares of registered open-end investment companies;

In    addition, these procedures do NOT apply to the following transactions:

      g)   Purchases  or sales  effected  in any  account  over which the
            Access  Person  has  no  direct  or  indirect   influence  or
            control;

      h) Purchases or sales which are non-volitional on the part of either the Access Person or the Fund, subject to the provisions of the Code;

      i) Purchases which are either (i) made solely with the dividend proceeds received in a dividend reinvestment plan; or (ii) part of an automatic payroll deduction plan, whereby an employee purchases securities issued by an employer;

      j) Purchases effected upon the exercise of rights issued by an issuer PRO RATA to all holders of a class of its Securities, to the extent such rights were acquired from such issuer, and any sales of such rights so acquired;

      k) Purchases and sales of a Security that represents an interest in certain indices as determined by the Chief Investment Officer;

      l) Transactions in a Covered Security which involve the giving of gifts or charitable donations; and

      m) Purchases and sales of Covered Securities executed by a person deemed to be an Access Person SOLELY by reason of his position as an Officer and/or Director or Trustee of the Fund. This exemption does not apply to those persons who are Officers and/or Directors of an Underwriter or Adviser.

SANCTIONS

Failure to comply with the preclearance process may result in any of the following sanctions being imposed as deemed appropriate by the Director of Compliance or the Chief Investment Officer:

            i)  a letter of censure;
            ii) suspension;
            iii)  a fine;
            iv) the unwinding of trades;
            v)  the disgorging of profits; or
            vi) the termination of the employment of the violator.

PERSONAL TRANSACTION NOTIFICATION

I, [Name] intend to buy/sell shares of [Name of security] for my personal account or an account over which I have discretion. I am aware of no conflict this transaction may pose with any mutual fund managed by SouthTrust Bank, N.A..

                                Signed by:
                                          ------------------------------

                                Date:
                                          ------------------------------





________  Approval granted for trading on ______________ because
--------------.

________  Approval denied.




                                Acknowledged by:
                                                                        ------
                                                    [person/title]

                                          Date

Broker-Dealer Name
Address

      RE:   Your Name

            Brokerage Account Number:     1234-5678

Dear Sir/Madam:

      As an employee or relative residing in the household of an employee of SouthTrust Bank, N.A., I am subject to certain requirements applicable to my personal securities transactions, in accordance with the Codes of Ethics adopted by the various investment companies advised by SouthTrust Bank, N.A.. These requirements also assist SouthTrust Bank, N.A. in carrying out its responsibilities under the Insider Trading and Security Fraud Enforcement Act of 1988. Among these requirements is my obligation to provide to SouthTrust Bank, N.A. duplicate brokerage confirmations and account statements.

      Therefore, I hereby request that you provide duplicate confirmations and account statements with respect to securities in which I have any beneficial ownership or interest, including securities held in street name or in house, family, joint or partnership accounts. These duplicate account memoranda should occur with respect to all transactions including, but not limited to, those involving options, warrants, shares of closed end investment companies and futures contracts. Please forward this information to:

      SouthTrust Bank, N.A.
      Attention:  Eleanor M. Carroll
      Director of Compliance
      420 North 20th Street, 7th Floor
      Birmingham, Alabama  35203

      Any   questions concerning these matters can be directed to Ms. Carroll at
            (205) 254-6775. Your serious attention to this matter is greatly appreciated.

                                          Sincerely,



PROCEDURES FOR THE REPORTING AND REVIEW OF PERSONAL TRANSACTION ACTIVITY

INITIAL REPORTING PROCESS

1. The Director of Compliance meets with each new Access Person and reviews the Code of Ethics, the Insider Trading Policy and the procedures for preclearing personal securities transactions.

2. The Access Person is required to complete the "Certification and Acknowledgment Form" to acknowledge his/her understanding of the Code of Ethics and return it to the Director of Compliance within 10 calendar days.

3. In addition, the Access Person is required to complete the "Personal Security Portfolio Form" which includes the following information:

      a) the title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person;

      b) the name and address of any broker, dealer or bank with whom the Access Person maintained an account in which any Covered Security was held for the direct or indirect benefit of the Access Person as of the date of employment as an Access Person; and

      c) the date the report is submitted to the Director of Compliance.

4. A separate form must be completed for the Access Person and all household members as defined in Section 2(c) of the Code. The signed form(s) must be returned to the Director of Compliance within 10 calendar days.

5. The Director of Compliance maintains current portfolio holdings information as "initial" holdings.

6. The Access Person notifies each broker, dealer or bank that duplicate confirmations and statements for the Access Person and household members, if applicable, must be sent to the Director of Compliance, effective immediately.

QUARTERLY REPORTING PROCESS

1. On the first business day after each calendar quarter end, the Director of Compliance sends an e-mail to each Access Person giving step-by-step instructions on how to complete the quarterly reporting requirements.

2. Within 10 calendar days of the quarter end, the Access Person is required to:

      a) review for accuracy all Covered Security transactions recorded during the previous calendar quarter in all personal and household member accounts;

      b) review all open account information, including names of brokers, banks and dealers, addresses and account numbers;

      c) notify the Director of Compliance of any new accounts established with brokers, banks or dealers during the quarter and the date the account was established; and

      d)    resolve any discrepancies with the Director of Compliance.

3. Covered Security transactions executed by any Access Person during the calendar quarter are reviewed by the Director of Compliance and the Chief Investment Officer periodically throughout the quarter.

4. The Director of Compliance issues memos to each Access Person if any transactions he or she has executed during the quarter have been deemed to be either exceptions to or violations of the Code's requirements.

5. Based on the activity and the responses to the memos, the Director of Compliance or the Chief Investment Officer may impose any of the sanctions identified in Section 8.

ANNUAL REPORTING PROCESS

1. At least annually, the Director of Compliance requires that each Access Person read the Code and certify and acknowledge his/her understanding of the Code and its requirements.

2. This re-certification is required to be completed within 10 calendar days of the request. The Director of Compliance monitors compliance with this requirement.

3. At the same time, the Director of Compliance provides each Access Person with a current list of securities held in the Access Person's account(s).

4. Within 10 calendar days of the request, the Access Person is required to:

      a) review for accuracy all securities held in all personal, and any other accounts subject to the Code, accounts, including the title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership;

      b) review all open account information, including names of brokers, banks and dealers, addresses and account numbers;

      c) notify the Director of Compliance of any new accounts established with brokers, banks or dealers; and

      d)    resolve any discrepancies with the Director of Compliance.

REPORTING TO THE BOARD OF TRUSTEES

1. Each quarter, the Director of Compliance reports any violations of the Code to the Board of Trustees. Violations of the Code include:

      a)    failure to preclear a transaction;

      b) failure to complete the initial, quarterly or annual reporting requirements timely, regardless of whether the Access Person executed any transactions;

      c) recognition of a profit on the sale of a security held less than 60 days;

      d)    failure to comply with the receipt of gifts requirements;
            and

      e) any trends or patterns of personal securities trading which are deemed by the Director of Compliance to be violations of the Code.

2. The Director of Compliance provides the Board with the name of the Access Person; the type of violation; the details of the transaction(s); and the types of sanctions imposed, if any.

RECORDKEEPING REQUIREMENTS

The Director of Compliance maintains the following books and records for a period no less than 6 calendar years:

      a)    a copy of the Code of Ethics;
      b) a record of any violation of the Code of Ethics and any action taken as a result of the violation;
      c) a copy of each report made by an Access Person, including initial, quarterly and annual reporting;
      d) a record of all Access Persons (current and for the past five years);
      e)    a record of persons responsible for reviewing reports; and
      f) a copy of any supporting documentation used in making decisions regarding action taken by the Director of Compliance with respect to personal securities trading.

            ADVISER'S ANNUAL ISSUES AND CERTIFICATION REPORT

March 3, 2000


Board of Trustee of the SouthTrust Funds

      Re: Annual Issues and Certification Report Under the Code of Ethics ("Code") Required by Rule 17j-1 ("Rule") of the Investment Company Act of 1940, as amended.

Ladies and Gentlemen:

      The purpose of this report is to certify to you as Trustees of the SouthTrust Funds that SouthTrust Bank, N.A. has adopted procedures reasonably necessary to prevent SouthTrust Bank, N.A.'s Access Persons, as such term is defined in the Rule, from violating SouthTrust Bank, N.A.'s Code.

      No issues arose under SouthTrust Bank, N.A.'s Code since SouthTrust Bank, N.A.'s last annual issues and certification report that require your attention.

Or

      The following issues arose under SouthTrust Bank, N.A.'s Code since SouthTrust Bank, N.A.'s last annual issues and certification report:

      [List all material violations, including violations that are material when aggregated, of the SouthTrust Bank, N.A.'s Code and/or related procedures, and sanctions imposed by SouthTrust Bank, N.A. in response thereto. In addition, list all significant conflicts of interest that arose involving SouthTrust Bank, N.A.'s personal investment policies.]

                                    Very truly yours,


                                    Eleanor M. Carroll
                                    Vice President
                                    Compliance